Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
October 14, 2013	Investor Contact: Micah S. Goldstein
(336) 884-7695

STANLEY FURNITURE COMPANY ANNOUNCES

THIRD QUARTER 2013 OPERATING RESULTS

High Point, NC, October 14, 2013/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the third quarter of 2013.

Third quarter 2013 highlights:

•   Net sales were $24.0 million, essentially flat to the third quarter of 2012.

•   Gross margin declined to 11.6% of net sales compared to 14.0% in the third quarter of 2012.

•   Selling, general and administrative expenses were $4.7 million (19.6% of net sales) compared to $4.6 million (19.3%) in the third quarter of 2012.

•   Operating loss was $1.9 million compared to a loss of $1.3 million in third quarter of 2012.

•   As of September 28, 2013, the company’s financial position reflected $22.7 million in cash, restricted cash and short-term investments.

Year to date 2013 highlights:

•   Net sales were $74.2 million compared to $75.2 million for the nine months of 2012.

•   Gross margin declined to 11.3% of net sales compared to 13.3% for the nine months of 2012.

•   Selling, general and administrative expenses were $14.7 million (19.8% of net sales) compared to $13.7 million (18.2% of net sales) in 2012 period.

•   Operating loss was $6.3 million compared to a loss of $3.7 million in 2012.

•   Capital expenditures, leasehold improvements and investment in new operating systems totaled $5.1 million during the first nine months of 2013.

Overview

“Our business showed important signs of improvement during the third quarter,” said Glenn Prillaman, President and Chief Executive Officer.  “After three consecutive years of strategic change necessary to position both our Stanley and Young America brands for growth, sales have stabilized, both year-over-year and sequentially, and our cash used during the quarter declined compared to prior quarters, as guidance suggested. Our balance sheet remains strong and our plan to become profitable does not hinge upon further capital spending.”

The company’s overseas operations to support its Stanley brand continue to perform well as gross margins rebounded from the second quarter of 2013.  The company expects margins to continue improving as pricing action taken to offset inflation are fully realized and the impact of floor sample discounts are now in the past.

Domestic operations supporting the Young America brand continued to improve even as the company’s Robbinsville factory operates on low unit volumes. The factory is operating on-schedule and orders delayed by the launch of its new operating system have been fulfilled.

“In the most recent quarter, our customers, as well as our associates and sales team, noticed the improvements in our sourcing, manufacturing and information systems efforts, all of which we believe position the company and its brands for growth opportunities.  The ongoing refinement of our new operating systems continued throughout the quarter, and we believe these improvements are making it increasingly easier for our customers to do business with us. Our team remains focused on top-line growth and is ready for this week’s Fall Furniture Market in High Point where we believe the industry’s retailers and interior designers will again be excited to see our new product and programs," continued Prillaman. “We expect growth in the near term, which should address margin issues and move the company past the negative comps associated with the structural changes of prior years.”

Balance Sheet

The company’s office and showroom consolidation, the implementation of its new operating systems and capital spending in the Robbinsville plant consumed $5.1 million during the first nine months of 2013, with a majority of the spending occurring during the first half of the year. Working capital less cash on hand, restricted cash and short-term investments increased $2.3 million since December 31, 2012 to $36.9 million.  The increase in working capital was driven by an increase in Accounts Receivable and a decrease in Accounts Payable, partially offset by a reduction in inventory. Cash, restricted cash and short-term investments at quarter-end were $22.7 million, down $1.9 million from the end of June 2013.

Outlook

“We are optimistic about our ability to grow both sequentially and year-over-year in the coming quarter with each of our two brands now positioned for differentiation in the marketplace. While it is difficult to accurately predict incoming order rates in the current environment, we continue to receive encouraging feedback from customers as they see new product and experience much improved delivery of orders and information surrounding the sale of existing products. Business in our segment remains difficult, and there is a fair amount of uncertainty in the retail sector. Regardless, we believe superior product design and solid operational performance positions the company and its brands for success when and where the consumer decides to shop for better goods,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market.  The company offers two major product lines.  Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The company will host a conference call Tuesday morning, October 15, 2013 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through November 14, 2013) is (877) 660-6853 and the conference number is 421268.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change, extended business interruption at our manufacturing facility and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2013	2012	2013	2012

Net sales	$23,982	$23,977	$74,200	$75,186

Cost of sales	21,203	20,632	65,856	65,166

Gross profit	2,779	3,345	8,344	10,020

Selling, general and administrative expenses	4,711	4,634	14,676	13,699
Operating loss	(1,932)	(1,289)	(6,332)	(3,679)

CDSOA income, net		53		39,414
Other income, net	33	23	51	64
Interest income	17	26	60	51
Interest expense	715	640	2,015	1,761
(Loss) income before income taxes	(2,597)	(1,827)	(8,236)	34,089
Income tax (benefit) expense	(127)	77	(143)	697
Net (loss) income	$(2,470)	$(1,904)	$(8,093)	$33,392

Diluted (loss) earnings per share	$(.17)	$(.13)	$(.57)	$2.30

Weighted average number of shares	14,136	14,345	14,145	14,487

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Nine Months Ended
	Sept 28,	Sept 29,	Sept 28,	Sept 29,
	2013	2012	2013	2012
Reconciliation of gross profit as reported to gross profit adjusted:
Gross profit as reported	$2,779	$3,345	$8,344	$10,020
Less restructuring charge				474
Gross profit as adjusted	$2,779	$3,345	$8,344	$10,494
Percentage of net sales:
Gross profit % as reported	11.6%	14.0%	11.3%	13.3%
Less restructuring charge				.7%
Gross profit % as adjusted	11.6%	14.0%	11.3%	14.0%
Reconciliation of selling, general and administrative expenses (SG&A) as reported to SG&A expenses adjusted:
SG&A expenses as reported	$4,711	$4,634	$14,676	$13,699
Less restructuring charge	10		532
SG&A expenses as adjusted	$4,701	$4,634	$14,144	$13,699
Percentage of net sales:
SG&A expenses as reported	19.6%	19.3%	19.8%	18.2%
Less restructuring charge			.7%
SG&A expenses as adjusted	19.6%	19.3%	19.1%	18.2%
Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(1,932)	$(1,289)	$(6,332)	$(3,679)
Less restructuring charge	10		532	474
Operating loss as adjusted	$(1,922)	$(1,289)	$(5,800)	$(3,205)
Reconciliation of net (loss) income as reported to net loss adjusted:
Net (loss) income as reported	$(2,470)	$(1,904)	$(8,093)	$33,392
Less income from CDSOA		(53)		(38,814)
Less restructuring charge	10		532	474
Net loss as adjusted	$(2,460)	$(1,957)	$(7,561)	$(4,948)
Reconciliation of diluted EPS as reported to diluted EPS adjusted:
Diluted EPS as reported	$(.17)	$(.13)	$(.57)	$2.30
Less income from CDSOA		(.01)		(2.68)
Less restructuring charge			.04	.04
Diluted EPS as adjusted	$(.17)	$(.14)	$(.53)	$(.34)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding income from CDSOA proceeds and restructuring related charges. These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	Sept. 28,	December 31,
	2013	2012

Assets
Current assets:
Cash and equivalents	$10,916	$10,930
Restricted cash	1,737	1,737
Short-term investments	10,000	25,000
Accounts receivable, net	13,699	10,028
Inventories	31,666	35,060
Prepaid expenses and other current assets	4,307	3,438
Deferred income taxes	622	962

Total current assets	72,947	87,155

Property, plant and equipment, net	21,184	19,870
Other assets	6,398	3,691

Total assets	$100,529	$110,716

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,811	$8,667
Accrued expenses	6,601	6,247

Total current liabilities	13,412	14,914

Deferred income taxes	622	962
Other long-term liabilities	7,108	7,601

Stockholders' equity	79,387	87,239

Total liabilities and stockholders' equity	$100,529	$110,716

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	Sept. 28,	Sept 29,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$70,545	$73,503
Cash paid to suppliers and employees	(79,816)	(79,818)
Cash from Continued Dumping and Subsidy Offset Act		39,909
Interest paid, net	(2,514)	(2,246)
Income taxes paid, net	(156)	(748)
Net cash (used) provided by operating activities	(11,941)	30,600

Cash flows from investing activities:
Sale (purchase) of short-term investments	15,000	(20,000)
Capital expenditures	(2,881)	(3,226)
Purchase of other assets	(2,189)	(2,007)
Other, net		(95)
Net cash provided (used) by investing activities	9,930	(25,328)

Cash flows from financing activities:
Proceeds from insurance policy loans	2,416	2,283
Purchase and retirement of common stock	(358)
Proceeds from exercise of stock options	38
Capital lease payments	(99)	(99)
Net cash provided by financing activities	1,997	2,184

Net increase in cash and equivalents	(14)	7,456
Cash and equivalents at beginning of period	10,930	15,700

Cash and equivalents at end of period	$10,916	$23,156

Reconciliation of net (loss) income to
net cash (used) provided by operating activities:
Net (loss) income	$(8,093)	$33,392

Depreciation and amortization	1,587	1,320
Stock-based compensation	661	589
Changes in working capital	(5,143)	(4,782)
Other assets	(559)	(492)
Other long-term liabilities	(394)	573
Net cash (used) provided by operating activities	$ $(11,941)	$30,600